Exhibit 99.1

Transocean Ltd. Completes Acquisition of Transocean Partners in an All-Equity Transaction

ZUG, SWITZERLAND –  December 9, 2016 – Transocean Ltd. (NYSE: RIG) announced today the closing of the acquisition of Transocean Partners.

Each outstanding public common unit of Transocean Partners was converted into the right to receive 1.20 shares of Transocean Ltd., which issued approximately 23.8 million shares related to the transaction. In connection with the closing, Transocean Partners’ common units were delisted from the New York Stock Exchange effective today.

About Transocean

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on deepwater and harsh environment drilling services, and believes that it operates one of the most versatile offshore drilling fleets in the world.

Transocean owns or has partial ownership interests in, and operates a fleet of, 56 mobile offshore drilling units consisting of 29 ultra-deepwater floaters, seven harsh-environment floaters, three deepwater floaters, seven midwater floaters and 10 high-specification jackups. In addition, the company has five ultra-deepwater drillships and five high-specification jackups under construction or under contract to be constructed.

For more information about Transocean, please visit: www.deepwater.com.

Analyst Contacts:

Bradley Alexander

+1 713-232-7515

Diane Vento

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Media Contact:

Pam Easton

+1 713-232-7647